Exhibit 23.2

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

November 13, 2015

Approach Resources Inc.

One Ridgmar Centre

6500 West Freeway, Suite 800

Fort Worth, Texas 76116

Ladies and Gentlemen:

DeGolyer and MacNaughton, as an independent petroleum engineering consulting firm, hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of Approach Resources Inc. (the “Company”) of references to DeGolyer and MacNaughton and information from its letter dated January 29, 2015, relating to its estimates of proved oil and gas reserves and revenues, included or made a part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716